Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ENTERS INTO AGREEMENT

TO DIVEST ANADARKO BASIN ASSETS

DENVER, CO November 5, 2013 — SM Energy Company (NYSE: SM) announces that it has entered into an agreement to divest of all of its properties in the Anadarko Basin, which includes the Company’s Granite Wash interests, to various affiliates of EnerVest, Ltd. for cash proceeds of approximately $343 million.  Production from these assets for the third quarter of 2013 was approximately 8,500 BOE per day (75% natural gas), which was approximately 6% of the Company’s total production in the third quarter.  The Company’s Anadarko Basin assets include approximately 58,000 net mineral acres.  The effective date of this transaction is October 1, 2013, and closing is expected to occur prior to the end of 2013.  The transaction is subject to closing conditions, purchase price adjustments, and transaction fees.

Tony Best, CEO, remarked, “I am pleased that we have reached an agreement to divest our Anadarko Basin assets at a very competitive price.  As our portfolio continues to deepen and strengthen, we regularly look for opportunities to monetize non-core assets in order to high grade our portfolio and develop higher return assets, while preserving the strength of our balance sheet.”

Wells Fargo Securities, LLC served as financial advisor to SM Energy.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America.  SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This press release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions, including, but not limited to, the Company’s announced plans to divest of assets including those located in the Anadarko Basin; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts, including, but not limited to, the Company’s announced plans to divest of assets including those located in the Anadarko Basin; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy’s 2012 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

SM ENERGY CONTACTS:

MEDIA:

Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:

Brent Collins, ir@sm-energy.com, 303-863-4326

James Edwards, ir@sm-energy.com, 303-837-2444